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                                                                    EXHIBIT 1.5

                            LOCK-UP LETTER AGREEMENT


                                                                    May __, 1997

ARGENT SECURITIES, INC.
3340 Peachtree Road, N.E.
Suite 450
Atlanta, Georgia  30326

Gentlemen:

       I am the owner of ________ shares of Common Stock par value of $.01 per share (the "Common Stock") of Karts International Incorporation, a Nevada corporation (the "Company").

       The Company intends to conduct an initial public offering of its Common Stock ("IPO") which shall be underwritten by, among others, Argent Securities, Inc. ("Argent") as expressed in a letter of intent between the Company and Argent (the "Letter of Intent") dated January 29, 1997. The undersigned recognizes the benefits which the Company will derive from the IPO. For and in consideration of Argent entering into the Letter of Intent and its willingness to conduct the IPO contemplated thereby on mutually acceptable terms, I hereby agree to the following lock-up arrangement restricting the sale of its Company Common Stock.

A.     THE LOCK-UP

       1. During the period commencing on the date hereof and ending on the date which is 60 months from the closing of the IPO (such period herein referred to as the "Lock-Up Period"), I will not sell, pledge, hypothecate, grant an option for sale or otherwise dispose of, or transfer or grant any rights with respect thereto in any manner (either privately or publicly pursuant to Rule 144 of the General Rules and Regulations under the Securities Act of 1933, as amended, or otherwise) any of the shares of Common Stock (directly or indirectly owned or controlled by me on the date hereof) (the "Securities"), without Argent's prior written consent; provided, however, that Securities may be sold or otherwise transferred in a private transaction during the Lock-Up Period so long as the acquiror of the Securities, by written agreement with Argent entered into at the time of acquisition and delivered to Argent prior to the consummation of such acquisition, agrees to be bound by the terms of this Paragraph A.1. for the balance of the Lock-Up Period, and by the terms of Paragraph A.2. below; and, provided further, that the Securities, or any portion thereof, may be transferred (I) by any such transferee to a trust for the benefit of, or as gifts to, either individually or collectively in any number, such transferee, or his or her spouse and children, (a "Permitted Transferee") and in such event the trustee of such trust or donor shall execute this Lock-Up Letter Agreement and agree to be bound thereby; or (ii) by court order or pursuant to the laws of descent and distribution.

       2. In the event I desire to sell any of the Securities at any time during the term of the Lock-Up Period or within 12 months after termination of the Lock-Up Period as described below, publicly under Rule 144 or otherwise, I will sell such securities through Argent, so long as the price and terms of execution offered by Argent are at least as favorable as may be obtained from other brokerage firms.
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       3.     Notwithstanding the provision of Paragraph 4 below, on
__________, 1999, 2000, and 2001, _______ Shares shall be released from the restrictions set forth in Paragraph A(i) and may be sold in accordance with the provisions of Paragraph A(2) above, provided, however, that the price of the Shares must be equal to or in excess of the price of the Shares sold in the IPO, except for any sale made before the second anniversary of the Closing Date where the price of the Shares must be equal to or in excess of $_____ per Share.

       4. The Securities shall be released from the restrictions set forth in paragraph A(1) in the increments indicated below upon the Company's achievement of three targets for applicable years as set forth in the following table and the footnotes thereunder (the "Chart").

==========================================================================================
           EARNINGS PER SHARE OF       EARNINGS PER SHARE OF
   FYE           SHARES (a)                  SHARES (b)            STOCK
   1/31   ----------------------------------------------------     PRICE
           Current   Cumulative        Current   Cumulative          OF           ANNUAL
           -------   ----------        -------   ----------       SHARES(c)       REVENUE
==========================================================================================
   1997       0            0             $             $             $              --
------------------------------------------------------------------------------------------
   1998       0            0             $             $             $              $
------------------------------------------------------------------------------------------
   1999                                  $             $             $              $
------------------------------------------------------------------------------------------
   2000                                  $             $             $              $
------------------------------------------------------------------------------------------
   2001                                  $             $             $              $
------------------------------------------------------------------------------------------
   2002                                  $             $             $              $
==========================================================================================

(a)    For the year in which the Company attains (i) the earnings per share
       (EPS) on a cumulative basis, (ii) the target stock price for Shares or
       (iii) Annual Revenue on a cumulative basis after ______, any Shares not previously released shall be released in addition to the Shares released for the applicable year. In addition, for any fiscal year in which the Company attains earnings per share, target stock price or cumulated Annual Revenue targets applicable to a subsequent fiscal year, any shares eligible for release in such subsequent fiscal year shall also be released. Regardless of whether the EPS target, Target Stock Price or Annual Revenue is achieved, all of the shares shall be released on
       _________.

(b) Earnings per share is defined as net income per share of the Company as reported in its audited financial statements for the applicable fiscal year.

(c) The stock price of shares shall be defined as the average of the closing bid sales price of the Common Stock of the last 20 trading days prior to the end of the fiscal year.




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       5.     Notwithstanding anything herein to the contrary, all of the
Securities shall be released from the restrictions set forth in paragraph A(1), to the extent not previously released, on ________________.

B.     PROVISIONS APPLICABLE TO SHARES

       The Company and the undersigned hereby acknowledge and represent that:

              (a) A copy of this Lock-up Agreement will be available from the Company or its transfer agent upon request and without charge and a copy of this Lock-Up Agreement may be filed with the Securities Commissions of various states, including, without limitation, any state securities commission requiring its availability.

              (b) A typed legend will be placed on the reverse side of each stock certificate representing the Common Stock covered by the Lock-up Agreement which states that the sale or transfer of the shares evidenced by the certificate is subject to certain restrictions pursuant to an agreement between the shareholder (whether beneficial or of record) and Argent, which agreement is on file with the Company and the Company's stock transfer agent from whom a copy is available, upon request and without charge.

              (c) The terms and conditions of this Lock-up Agreement can only be modified (including premature termination thereof), upon the written consent of Argent and the prior approval of any state securities commission which requires such consent.

              (d) Stop transfer instructions will be placed with the transfer agent against all shares of the Company's Common Stock subject to the restrictions contained in paragraph A(1) of this Lock-up Agreement. Notwithstanding the foregoing, shares subject to this Lock-Up Agreement may be transferred by the transfer agent when shares are accompanied by an opinion of company counsel certifying that such transfer is a permitted transfer.

              (e) This Lock-Up Letter Agreement shall terminate and be of no force and effect if it, or any of Argent's rights and obligations hereunder, are assigned to any third party by Argent.

              (f) With regard to V. Lynn Graybill, the Chairman of the Board and Chief Executive Officer of the Company, the afore-referenced lock-up provisions, to which Mr. Graybill would be subject, will be terminated after the termination of Mr. Graybill's Employment Agreement, unless such Agreement is otherwise extended.

       If this agreement is acceptable to Argent, please sign the form of acceptance below and deliver one of the counterparts hereof to me. This will become a binding agreement between us upon execution by each of the parties hereto.





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                                           Very truly yours,



                                           -------------------------------------
                                                      V. Lynn Graybill


                                           -------------------------------------
                                           (Number of Shares Beneficially Owned)
AGREED to and ACCEPTED
this ____ day of May, 1997.

ARGENT SECURITIES, INC.

By
   -----------------------------
       Authorized Signature





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